EXHIBIT 3.19

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

(Now known as OmniSource Southeast, LLC)(4)

First: The name of the limited liability company is: South Atlantic Recycling Group, LLC

Second: The address of its registered office in the State of Delaware is Corporation Service Company. 2711 Centerville Road, Suite 400, 19808, in the City of Wilmington, County of New Castle. The name of its Registered agent at such address is Corporation Service Company

(4)  The limited liability company changed its name to OmniSource Southeast, LLC pursuant to a Certificate of Merger filed with the State of Delaware Secretary of State on November 24, 2008.

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF FORMATION

OF

RECYCLE SOUTH, LLC

RECYCLE SOUTH, LLC, a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1.              The name of the limited liability company is RECYCLE SOUTH, LLC.

2.              The Certificate of Formation of the domestic limited liability company is hereby amended to change the name and address of the registered agent and the address of the registered office within the State of Delaware as follows:

National Registered Agents, Inc.

160 Greentree Drive, Suite 101

Dover, Delaware 19904

County of Kent